Exhibit 10.18

Execution Version

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of December 3, 2021, by and among P3 Health Group Holdings LLC (the “Company”), Foresight Acquisition Corp. (“Foresight”), FAC Merger Sub LLC (“P3 LLC”), Hudson Vegas Investment SPV, LLC (the “Class D Member”), Mary Tolan and Sherif Abdou (the “Unitholder Representatives,” and together with the Company, Foresight, P3 LLC and the Class D Member, sometimes referred to individually as a “Party” and collectively as the “Parties”) and PNC Bank, N.A. (“Escrow Agent”).

WHEREAS, the Company, Foresight and P3 LLC entered into that certain Agreement and Plan of Merger dated as of May 25, 2021 (as may be amended from time to time, the “Merger Agreement”).

WHEREAS, pursuant to the Merger Agreement, the Company will merge with and into P3 LLC, with P3 LLC surviving the merger (the “P3 Merger”), resulting in (i) Foresight becoming a minority equityholder and sole manager of P3 LLC and (ii) the members of the Company immediately prior to the closing of the P3 Merger (the “Closing”) being entitled to receive the consideration specified on the Payment Spreadsheet (as defined the Merger Agreement) (the “P3 Merger Consideration”).

WHEREAS, Foresight, the blocker entities, blocker sellers and other parties party thereto entered into that certain Transaction and Combination Agreement dated as of May 25, 2021 (as may be amended from time to time, the “Blocker Agreement”).

WHEREAS, pursuant to the Blocker Agreement, certain sellers (the “Blocker Sellers”) will acquire Class A Common Stock of Foresight (“Class A Shares”) and cash consideration as specified in the Blocker Agreement (the “Blocker Merger Consideration” and, together with the “P3 Merger Consideration,” the “Merger Consideration”) as a result of the mergers contemplated by the Blocker Agreement.

WHEREAS, in connection with the Merger Agreement, Foresight will issue shares of non-economic Class V Common Stock of Foresight (“Class V Shares”) to the members of the Company immediately prior to the P3 Merger other than the blocker entities (the “P3 Equityholders” and, together with the Blocker Sellers, the “P3 Sellers”) who elect to subscribe for shares of Class V Common Stock in connection with their receipt of securities of P3 LLC in the P3 Merger.

WHEREAS, on June 11, 2021, the Class D Member filed a lawsuit against the Company, and other relevant parties, in the Delaware Court of Chancery alleging, among other things, a breach of contract related to the Company’s operating agreement (the “PO Dispute”) and is seeking a judgment to enforce an alleged right to purchase additional units of the Company at a predetermined valuation (the “Purchase Option”).

WHEREAS, prior to filing its lawsuit, the Class D Member, by letter dated April 1, 2021, provided notice of its intent to exercise in full the Purchase Option.

WHEREAS, certain persons and entities have agreed (i) to deposit in escrow the Merger Consideration and the Class V Shares listed on Schedule A (collectively, the “PO Dispute Escrowed Consideration”) and (ii) that such deposit shall be subject to the terms and conditions set forth herein.

WHEREAS, the Class D Member and the Company disagree on whether the Class D Member has a preference on the Company Closing Cash Consideration (as defined in the Merger Agreement) such that the Class D Member should be entitled to the first $50 million of Company Closing Cash Consideration (the “Cash Dispute”).

WHEREAS, certain persons and entities have agreed (i) to deposit in escrow the Merger Consideration and Class V Shares listed on Schedule B (collectively, the “Cash Dispute Escrowed Consideration,” and, together with the PO Dispute Escrowed Consideration, the “Escrowed Consideration”) and (ii) that such deposit shall be subject to the terms and conditions set forth herein.

WHEREAS, the Unitholder Representatives have been appointed as unitholder representatives of the P3 Sellers (other than the Class D Member) pursuant to that certain Unitholder Representative Agreement dated as of December 3, 2021 (the “Unitholder Representative Agreement”).

1.             Appointment. The Parties hereby appoint Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.             Fund.

(a) At the Closing, (i) each of the P3 Sellers and Foresight shall deposit (or cause its designee to deposit) with Escrow Agent the PO Dispute Escrowed Consideration and (ii) each of the P3 Sellers listed on Schedule B shall deposit (or cause its designee to deposit) with Escrow Agent the Cash Dispute Escrowed Consideration.

(b) Escrow Agent shall hold the cash portion of the Escrowed Consideration (the “Escrowed Cash Consideration”) in one or more interest bearing demand deposit accounts. Any distribution of cash pursuant to Section 3 hereof shall include the interest earned on the applicable Escrowed Cash Consideration.

(c) At the Closing, Foresight, at the direction of the Blocker Sellers, shall deposit with Escrow Agent such shares of Class A Common Stock as listed on Schedule C hereto (the “Escrowed Class A Shares”).

(d) Escrow Agent will hold the Escrowed Consideration and the Escrowed Class A Shares in one or more accounts (together, the “Fund”). Any dividends or other distributions (other than tax distributions) made on account of securities held in the Fund shall be made into, and thereafter constitute a portion of, the Fund. Any dividends or other distributions (other than tax distributions) made on account of the equity portion of the PO Dispute Escrowed Consideration shall be considered a part of the PO Dispute Escrowed Consideration. Any dividends or other distributions (other than tax distributions) made on account of the equity portion of the Cash Dispute Escrowed Consideration shall be considered a part of the Cash Dispute Escrowed Consideration. Any dividends or other distributions made on account of the Escrowed Class A Shares shall be considered a part of the Escrowed Class A Shares.

(e)  Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein, and each Party acknowledges that it was not offered any investment, tax or accounting advice or recommendation by Escrow Agent with regard to any investment and has made an independent assessment of the suitability and appropriateness of any investment selected hereunder for purposes of this Agreement. Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of an Authorized Representative of the Parties to give Escrow Agent instructions to invest or reinvest the Fund. Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.

(f)  The Parties hereby represent to Escrow Agent that no tax withholding or information reporting of any kind is required by Escrow Agent.

(g)  The Parties hereby authorize the Unitholder Representatives to direct the voting power of any of the securities in the Fund, as applicable, on any matter put to a vote of the applicable securityholders in accordance with the proportional vote totals that such matter received by all voting securities other than those in the Fund.

3.             Disposition and Termination.

(a) Escrow Agent shall release all or a portion of the Fund in accordance with a joint written instruction in the form of Exhibit A annexed hereto.

(b) Escrow Agent will release the PO Dispute Escrowed Consideration and the Escrowed Class A Shares in accordance with this Section 3(b) following receipt of evidence of a final, non-appealable court order or arbitration award confirmed by a final, non-appealable court order (in each case, the “PO Court Order”) regarding the PO Dispute that definitively determines whether the Purchase Option was validly exercised by the Class D Member (such evidence being accompanied by a written certification from counsel for the Unitholder Representatives or the Class D Member attesting that such order or award is final and not subject to further proceedings or appeal) (the “PO Resolution”), based on and subject to the following:

1.	If (a) the PO Resolution is that the Class D Member has validly exercised or has the right to validly exercise the Purchase Option in full, (b) Escrow Agent receives the PO Court Order verifying that the Class D Member has validly exercised the Purchase Option in full within 5 Business Days of the PO Court Order and (c) Escrow Agent receives written instructions from the Class D Member to release the PO Dispute Escrowed Consideration pursuant to this Section 3(b)(1) within 5 Business Days of the PO Court Order, then (i) the Escrowed Class A Shares shall be released to Foresight to be cancelled and retired for no consideration, and (ii) the PO Dispute Escrowed Consideration shall be released as described on Schedule D and Foresight shall issue to the Class D Member the additional Class V Shares specified on Schedule D (the “Supplemental Class V Shares”).

2.	If (a) the PO Resolution is that the Class D Member has validly exercised or has the right to validly exercise the Purchase Option in full or in part, but (b) either (x) Escrow Agent does not receive the PO Court Order verifying that the Class D Member has validly exercised the Purchase Option in full or in part within 5 Business Days of the PO Court Order or (y) Escrow Agent does not receive written instructions from the Class D Member to release the PO Dispute Escrowed Consideration pursuant to Section 3(b)(1) or Section 3(b)(3), as applicable, within 5 Business Days of the PO Court Order, then upon receipt of joint written instructions from the Unitholder Representatives and the Class D Member to release the PO Dispute Escrowed Consideration and the Escrowed Class A Shares pursuant to this Section 3(b)(2), the PO Dispute Escrowed Consideration and the Escrowed Class A Shares shall be released as described on Schedule E.

3.	If (a) the PO Resolution is that the Class D Member has validly exercised or has the right to validly exercise the Purchase Option in part, (b) Escrow Agent receives the PO Court Order verifying that the Class D Member has validly exercised the Purchase Option in part within 5 Business Days of the PO Court Order and (c) Escrow Agent receives joint written instructions from the Unitholder Representatives and the Class D Member to release the PO Dispute Escrowed Consideration and the Class A Shares in the Fund pursuant to this Section 3(b)(3) in accordance with a schedule set forth in such joint written instructions, then the PO Dispute Escrowed Consideration and the Escrowed Class A Shares shall be released in accordance with such joint written instructions.

4.	If (a) the PO Resolution is that the Class D Member has not validly exercised the Purchase Option or does not enable the Purchase Option to be validly exercised in full or in part by the Class D Member and (b) Escrow Agent receives either (i) the PO Court Order verifying that the Class D Member has not validly exercised the Purchase Option or (ii) joint written instructions from the Unitholder Representatives and the Class D Member to release the PO Dispute Escrowed Consideration and the Escrowed Class A Shares pursuant to this Section 3(b)(4), then the PO Dispute Escrowed Consideration and the Escrowed Class A Shares shall be released as described on Schedule E.

(c) Escrow Agent will release the Cash Dispute Escrowed Consideration in accordance with this Section 3(c) following receipt of evidence of a final, non-appealable court order or arbitration award confirmed by a final, non-appealable court order (in each case, the “Cash Court Order”) regarding the Cash Dispute that definitively determines whether the Class D Member is entitled to all of the Company Closing Cash Consideration (as defined in the Merger Agreement) in the Cash Dispute Escrowed Consideration (the “Cash Resolution”), based on and subject to the following:

1.	If (a) the Cash Resolution is that the Class D Member is entitled to all of the Company Closing Cash Consideration in the Cash Dispute Escrowed Consideration, and (b) Escrow Agent receives the Cash Court Order verifying that the Class D Member is entitled to all of the Company Closing Cash Consideration in the Cash Dispute Escrowed Consideration, then the Cash Dispute Escrowed Consideration shall be released as described on Schedule F and Foresight shall issue Class A Shares as described on Schedule F.

2.	If (a) the Cash Resolution is that the Class D Member is not entitled to all of the Company Closing Cash Consideration in the Cash Dispute Escrowed Consideration and (b) Escrow Agent receives the Cash Court Order verifying that the Class D Member is not entitled to all of the Company Closing Cash Consideration in the Cash Dispute Escrowed Consideration, then the Cash Dispute Escrowed Consideration shall be released as described on Schedule G.

(d)  Notwithstanding anything to the contrary, any instructions in any way related to the transfer or distribution of the Fund must, in order to be deemed delivered and effective, be in writing and executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of the designated persons as set forth on the Designation of Authorized Representatives to be completed by the Parties after the date hereof and, once completed, attached hereto as Schedule 1-A, 1-B, 1-C and 1-D (each an “Authorized Representative”), and delivered by electronic mail to Escrow Agent only by email addresses set forth in Section 8 below, provided written confirmation of receipt is obtained as a Portable Document Format (“PDF”) attached to an email only at the email address set forth in Section 8 below. Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Fund that does not satisfy the requirements herein. Escrow Agent may rely and act upon the confirmation of anyone purporting to be an Authorized Representative in connection with any of Escrow Agent’s verifying call-backs or email confirmations. Notwithstanding anything to the contrary, the Parties acknowledge and agree that Escrow Agent (i) shall have no obligation to take any action in connection with this Agreement on a non-Business Day and any action Escrow Agent may otherwise be required to perform on a non-Business Day may be performed by Escrow Agent on the following Business Day and (ii) may not transfer or distribute the Fund until Escrow Agent has completed its security procedures.

(e) The Parties intend that (i) the distribution procedures described in Section 3(b) relating to the release of any PO Dispute Escrowed Consideration to the Class D Member are for administrative convenience only and that any such distribution shall be deemed to have occurred, including for U.S. federal and applicable state tax purposes, as follows: (A) the P3 Sellers (other than the Blocker Sellers) return the PO Dispute Escrowed Consideration, through the Escrow Agent, to P3 LLC; (B) the P3 Sellers (other than the Blocker Sellers) return the Class V Shares in the PO Dispute Escrowed Consideration, through the Escrow Agent, to Foresight; (C) the Blocker Sellers return the Escrowed Class A Shares, through the Escrow Agent, to Foresight; (D) Foresight issues the Class V Shares in the PO Dispute Escrowed Consideration and the Supplemental Class V Shares to the Class D Member in exchange for the applicable purchase price therefor; and (E) P3 LLC pays or delivers the PO Dispute Escrowed Consideration (other than such consideration referenced in clause (i)(D) above) to the Class D Member and (ii) the distribution procedures described Section 3(c)(1) shall be treated for U.S. federal and applicable state tax purposes, as follows: (A) the Class D Member shall have received the Company Closing Cash Consideration in the Cash Dispute Escrowed Consideration as Company Closing Cash Consideration in the P3 Merger in exchange for the units of P3 LLC and Class V Shares deposited as Cash Dispute Escrow Consideration by the Class D Member, (B) the P3 Sellers (other than the Blocker Sellers) who deposited into escrow the Company Closing Cash Consideration in the Cash Dispute Escrowed Consideration and receive units of P3 LLC and Class V Shares pursuant to Section 3(c)(1) shall be treated as not having sold a corresponding amount of units of P3 LLC to Foresight in the P3 Merger and, therefore, as not having received such Company Closing Cash Consideration in the P3 Merger and (C) the Blocker Sellers shall be treated as receiving the Class A Shares listed on Schedule F as an adjustment to the Blocker Merger Consideration.

(f)  Each Party authorizes Escrow Agent to use the funds transfer instructions (“Standing Instructions”) specified for it in Schedule 3 attached hereto (as may be supplemented from time to time as described below) to disburse any funds due to such Party, without a verifying call-back or email confirmation as set forth below.

(g)  If any funds transfer instructions other than Standing Instructions are set forth in a permitted instruction from a Party or the Parties in accordance with this Agreement, Escrow Agent may confirm such funds transfer instructions by a telephone call-back or email confirmation to an Authorized Representative of such Party or Parties and thereafter, such funds transfer instructions shall also be considered the applicable Party’s Standing Instructions hereunder. To the extent a call-back or email confirmation is undertaken, no funds will be disbursed until such confirmation occurs. If multiple disbursements are provided for under this Agreement pursuant to any Standing Instructions, only the date, amount and/or description of payments may change without requiring a telephone call-back or email confirmation.

(h)  The persons designated as Authorized Representatives and telephone numbers and email addresses for same may be changed only in a writing executed by an Authorized Representative or other duly authorized person of the applicable Party setting forth such changes and actually received by Escrow Agent as a PDF attached to an email. Escrow Agent may confirm any such change in Authorized Representatives by a telephone call-back or email confirmation according to its security procedures.

(i)  Escrow Agent and other financial institutions, including any intermediary bank and the beneficiary’s bank, may rely upon the identifying number of the beneficiary, the beneficiary’s bank or any intermediary bank included in a funds transfer instruction, even if it identifies a person different from the beneficiary, the beneficiary’s bank or intermediary bank identified by name.

(j)  As used in this Section 3, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed. The Parties acknowledge that the security procedures set forth in this Section 3 are commercially reasonable. Upon delivery of the Fund in full by Escrow Agent, this Agreement shall terminate, and all the related account(s) shall be closed, subject to the provisions of Sections 6 and 7.

(k)  Notwithstanding anything to the contrary contained in this Agreement, in the event that an electronic signature is affixed to an instruction issued hereunder to disburse or transfer funds, such instruction may be confirmed by a verifying call-back (or email confirmation) to an Authorized Representative.

4.             Escrow Agent. Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. Notwithstanding anything to the contrary, Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement, Escrow Agent shall not be responsible for determining the meaning of any capitalized term not entirely defined herein, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement, the terms and conditions of this Agreement shall control the actions of Escrow Agent. Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Any notice, document, instruction or request delivered by a Party but not required under this Agreement may be disregarded by Escrow Agent. ESCROW AGENT SHALL NOT BE LIABLE FOR ANY ACTION TAKEN, SUFFERED OR OMITTED TO BE TAKEN BY IT IN GOOD FAITH EXCEPT TO THE EXTENT THAT ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT WAS THE CAUSE OF ANY DIRECT LOSS TO EITHER PARTY. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event Escrow Agent shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder or receives instructions, claims or demands from any Party hereto which in Escrow Agent’s judgment conflict with the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. The Parties grant to Escrow Agent a lien and security interest in the Fund in order to secure any indemnification obligations of the Parties or obligation for fees or expenses owed to Escrow Agent hereunder. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, IN NO EVENT SHALL ESCROW AGENT BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF ESCROW AGENT HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION.

5.             Succession. Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving no less than thirty (30) days advance notice in writing of such resignation to the Parties or may be removed, with or without cause, by the Parties at any time after giving not less than thirty (30) days advance joint written notice to Escrow Agent. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a final court order, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate. If prior to the effective resignation or removal date, the Parties have failed to appoint a successor escrow agent, or to instruct Escrow Agent to deliver the Fund to another person as provided above, or if such delivery is contrary to applicable law, at any time on or after the effective resignation date, Escrow Agent may either (a)  interplead the Fund with a court located in the State of Delaware and the costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Fund; or (b) appoint a successor escrow agent of its own choice. Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent. Escrow Agent shall deliver the Fund to any appointed successor escrow agent, at which time Escrow Agent’s obligations under this Agreement shall cease and terminate. Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be Escrow Agent under this Agreement without further act.

6.             Compensation; Acknowledgment. P3 LLC agrees to pay Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing, shall be as described in Schedule 2. Each of the Parties further agrees to the disclosures and agreements set forth in Schedule 2.

7.             Indemnification and Reimbursement. P3 LLC agrees to indemnify, defend, hold harmless, pay or reimburse Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, taxes (other than taxes on income earned by an Indemnitee in connection herewith), costs or expenses (including attorney’s fees) (collectively “Losses”), resulting directly or indirectly from (a) Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction to have been caused by the gross negligence, willful misconduct, or bad faith of such Indemnitee; and (b) Escrow Agent’s following, accepting or acting upon any instructions or directions, whether joint or singular, from the Parties received in accordance with this Agreement. The Parties hereby grant Escrow Agent a right of set-off against the Fund for the payment of any claim for indemnification, fees, expenses and amounts due to Escrow Agent or an Indemnitee. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement.

8.             Notices. Except as otherwise provided in Section 3, all communications hereunder shall be in writing or set forth in a PDF attached to an email, and shall be delivered by facsimile, email or overnight courier only to the appropriate fax number, email address, or notice address set forth for each party as follows:

If to the Company, P3 LLC or the Unitholder Representatives:

P3 Health Group Holdings, LLC

2370 Corporate Circle, Suite 300

Henderson, Nevada 89074

Attention: Jessica Puathasnanon

Email Address: JPuathasnanon@p3hp.org

With copies to:                             Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Charles K. Ruck, R. Scott Shean and Wesley C. Holmes

Email Address: charles.ruck@lw.com; scott.shean@lw.com;

            wesley.holmes@lw.com

If to Foresight:                              Foresight Acquisition Corp.

233 N. Michigan Avenue, Suite 1410

Chicago, Illinois 60601

Attention: Michael Balkin

Email Address: mbalkin@foresightacq.com

With copies to:                             Greenberg Traurig, LLP

77 West Wacker Drive, Suite 3100

Chicago, Illinois 60601

Attention: Todd A. Mazur

Email Address: MazurT@gtlaw.com

If to the Class D Member:           Hudson Vegas Investment Manager, LLC

173 Bridge Plaza North

Fort Lee, NJ 17124

Attention: Thomas A. McKinney, General Counsel

Email Address: TMcKinney@care-one.com

With copies to:                             Craig Caprenito

King & Spalding LLP
1185 Avenue of the Americas
34th Floor
New York, NY 10036
Email Address: CCarpenito@KSLAW.com

Bruce Jameson

Prickett Jones & Elliott, P.A.

1310 N. King Street

Wilmington DE 19801

Email Address: bejameson@prickett.com

If to Escrow Agent:                      PNC Bank, N.A.

80 South 8th Street, Suite 3715

Minneapolis, MN 55402

Attention: Jamie Roseberg

Email Address: jamie.roseberg@pnc.com; pncpaidadmin@pnc.com

9.             Compliance with Directives. In the event that a legal garnishment, attachment, levy, restraining notice, court order or other governmental order (a “Directive”) is served with respect to any of the Fund, or the delivery thereof shall be stayed or enjoined by a Directive, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such Directives so entered or issued, and in the event that Escrow Agent obeys or complies with any such Directive it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such Directive be subsequently reversed, modified, annulled, set aside or vacated.

10.           Miscellaneous. (a)  The provisions of this Agreement may be waived, altered, amended or supplemented only by a writing signed by Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned by any Party without the prior consent of Escrow Agent and the other Party and any assignment in violation of this Agreement shall be ineffective and void. Notwithstanding the foregoing, if there is a change in a unitholder representative designated in the Unitholder Representative Agreement, the Parties and Escrow Agent shall take such actions as are necessary, including executing any amendments to this Agreement and the Exhibits and Schedules hereto, such that the then current unitholder representatives under the Unitholder Representative Agreement are, and have all the requisite powers and responsibilities of, the Unitholder Representatives hereunder. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each Party and Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process or immunity from liability, such Party shall not claim, and hereby irrevocably waives, such immunity. Escrow Agent and the Parties further hereby knowingly, voluntarily and intentionally irrevocably waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

(b)  No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, public health emergencies, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement and any joint instructions from the Parties may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. This Agreement may be executed and transmitted by facsimile or as a PDF attached to an email and each such execution shall be of the same legal effect, validity and enforceability as a manually executed original, wet-inked signature. All signatures of the parties to this Agreement may be transmitted as a PDF attached to an email, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties each represent, warrant and covenant that (i) each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations; (ii) such Party has full power and authority to enter into this Agreement and to perform all of the duties and obligations to be performed by it hereunder; and (iii) the person(s) executing this Agreement on such Party’s behalf and certifying Authorized Representatives in the applicable Schedule 1 has been duly and properly authorized to do so, and each Authorized Representative of such Party has been duly and properly authorized to take actions specified for such person in the applicable Schedule 1. Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Fund or this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

COMPANY	ESCROW AGENT
P3 Health Group Holdings LLC	PNC Bank, N.A.

By:	/s/ Sherif Abdou	By:	/s/ Jamie Roseberg
Name:	Sherif Abdou	Name:	Jamie Roseberg
Title:	Chief Executive Officer	Title:	Vice President

FORESIGHT

Foresight Acquisition Corp.

By:	/s/ Michael Balkin
Name:	Michael Balkin
Title:	Chief Executive Officer

P3 LLC

FAC Merger Sub LLC

By:	/s/ Michael Balkin
Name:	Michael Balkin
Title:	Manager

CLASS D MEMBER

Hudson Vegas Investment SPV, LLC

By:	/s/ Joseph Straus
Name:	Joseph Straus
Title:

UNITHOLDER REPRESENTATIVES

By:	/s/ Sherif Abdou
Name:	Sherif Abdou

By:	/s/ Mary Tolan
Name:	Mary Tolan